Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 Registration No. 333-146341) of KBS Real Estate Investment Trust II, Inc. and in the related Prospectus of our report dated March 12, 2012, with respect to the consolidated financial statements and schedules of KBS Real Estate Investment Trust II, Inc., which report is included in this Annual Report on Form 10-K for the year ended December 31, 2011.

/S/ Ernst & Young LLP

Irvine, California
March 12, 2012